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                                                                     EXHIBIT 8.2


                 [Letterhead of Wachtell, Lipton, Rosen & Katz]

                              [Form of Tax Opinion]








                                 July 28, 2000




Keystone Financial, Inc.
One Keystone Plaza
Front and Market Streets
Harrisburg, Pennsylvania  17105

Ladies and Gentlemen:

       We have acted as special counsel to Keystone Financial, Inc., a Pennsylvania corporation ("Keystone"), in connection with the proposed merger (the "Merger") of Keystone with and into Olympia Financial Corp., a Delaware corporation ("Olympia") and a direct, wholly-owned subsidiary of M&T Bank Corporation, a New York corporation ("M&T"), upon the terms and conditions set forth in the Agreement and Plan of Reorganization, dated as of May 16, 2000, by and among Keystone, M&T and Olympia (the "Reorganization Agreement") and in the related Agreement and Plan of Merger, dated as of May 16, 2000, by and between Keystone and Olympia and joined in by M&T (the "Plan of Merger"). At your request, in connection with the filing of the Registration Statement of M&T on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Reorganization Agreement or the Plan of Merger.

       For purposes of the opinion set forth below, we have relied, with the consent of Keystone and the consent of M&T and Olympia, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Keystone and of M&T and Olympia dated the date hereof, and have assumed that such statements and representations will be complete and accurate at the Effective Time and that all statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the

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Keystone Financial, Inc.
July 28, 2000
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Registration Statement and the joint proxy statement-prospectus included therein
(the "Proxy Statement").

       We have also assumed that (i) the transactions contemplated by the Reorganization Agreement and the Plan of Merger will be consummated in accordance therewith and as described in the Registration Statement and the Proxy Statement (and no terms or conditions therein material to this opinion will be waived), (ii) the Merger will be reported by Keystone, M&T and Olympia on their respective federal income tax returns in a manner consistent with the opinion set forth below, and (iii) the Merger will qualify as a statutory merger under the applicable laws of the Commonwealth of Pennsylvania and the State of Delaware.

       Based upon and subject to the foregoing, under currently applicable United States federal income tax law, it is our opinion that, for United States federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that:

   (i) Keystone, M&T and Olympia will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

  (ii) No gain or loss will be recognized by M&T, Olympia or Keystone as a result of the Merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);

  (iii) Keystone shareholders who receive only M&T common stock for all of their shares of Keystone stock will not recognize any gain or loss with respect to shares of M&T stock received (except with respect to cash received instead of a fractional share interest in M&T common stock);

  (iv) Each Keystone shareholder who receives M&T common stock and cash (other than cash instead of a fractional share interest in M&T common stock) in exchange for the shareholder's shares of Keystone common stock will recognize the gain, if any, realized by the shareholder, but in an amount not in excess of the amount of cash received, but will not recognize any loss on the exchange;

  (v) Each Keystone shareholder's aggregate tax basis in any shares of M&T common stock received in the transaction (including fractional shares deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Keystone common stock the Keystone shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange; and

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Keystone Financial, Inc.
July 28, 2000
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  (vi)    Each Keystone shareholder's holding period in any shares of M&T common stock received in the transaction (including any fractional shares deemed received and redeemed) will, in each instance, include the period during which the shares of Keystone common stock surrendered in exchange therefor were held.

       We express no opinion as to the United States federal income tax consequences of the Merger to stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities or foreign currencies, traders in securities, insurance companies, tax-exempt organizations, holders who hold shares of Keystone common stock in an individual retirement account, 401(k) plan or similar tax-favored account, holders who acquired their shares of Keystone common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and holders who hold Keystone common stock as part of a hedge, straddle, conversion or constructive sale transaction). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.

       We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "The Merger -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

       We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                Very truly yours,


                                /s/ Wachtell, Lipton, Rosen & Katz